Exhibit 10.1.6

[SunTrust logo] SunTrust Banks, Inc. 2009 Stock Plan PERFORMANCE STOCK AGREEMENT

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted performance restricted shares of SunTrust Common Stock, $1.00 par value (“Performance Stock”), upon the following terms as an incentive for the Grantee to promote the interests of SunTrust and its Subsidiaries:

Name of Grantee

Number of Shares of Performance Stock	[Insert 150% of Target]

Grant Date

This Performance Stock Agreement (the “Stock Agreement”) evidences this grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

TERMS AND CONDITIONS

PERFORMANCE STOCK AGREEMENT

§ 1. EFFECTIVE DATE. This grant of Performance Stock to the Grantee is effective as of                      (the “Grant Date”).

§ 2. DEFINITIONS. Whenever the following terms are used in this Stock Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Stock Agreement shall have the same meanings as in the Plan.

(a) Change in Control Agreement – means a change in control agreement by and between SunTrust and the Grantee.

(b) Code – means the Internal Revenue Code of 1986, as amended.

(c) Disability – means a disability within the meaning of Code Section 22(e)(3).

(d) Performance Level – means the level of performance achieved by SunTrust during a measurement period (generally, the Performance Period) based on the TSR Percentile for such period.

(e) Performance Period – means the period commencing January 1, 2009 and ending on December 31, 2011.

(f) Retirement – means the voluntary termination of employment by the Grantee from SunTrust or its Subsidiaries on or after attaining age 55 and having completed five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this Stock Agreement, a Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not treated as terminating employment due to Retirement from SunTrust or its Subsidiaries.

(g) Termination for Cause or Terminated for Cause – means a termination of employment which is made primarily because of (i) the Grantee’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee’s engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee’s engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Grantee’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes this Stock Agreement, “Cause” shall have the meaning provided in the Change in Control Agreement.

(h) Termination for Good Reason – means a termination of employment made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee’s functions, duties or responsibilities, which change would cause Grantee’s position with SunTrust to become of less dignity, responsibility, importance or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee’s annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of the Grantee.

TERMS AND CONDITIONS

PERFORMANCE STOCK AGREEMENT

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Stock Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement.

(i) Total Shareholder Return or TSR – means a company’s total shareholder return, calculated based on the stock price appreciation during a specified measurement period plus the value of dividends paid on such stock during the measurement period (which shall be deemed to have been reinvested in the underlying company’s stock).

(j) TSR Percentile – means the percentile rank of the TSR for SunTrust during the Performance Period relative to the TSR for the 24 companies listed on Appendix A (the “Peer Group”) during the Performance Period; provided, however, that for purposes of measuring the TSR Percentile: (i) the Committee reserves the right to make adjustments to the Peer Group based on developments that occur during the Performance Period, such as removing from the Peer Group, retroactively to the beginning of the Performance Period, any company no longer existing as an independent entity or which has announced it is being acquired; and (ii) the beginning and ending TSR values shall be calculated based on the average of the closing prices of the applicable company’s stock for the 20 trading days prior to and including the beginning or ending date, as applicable, of the Performance Period.

§ 3. PERFORMANCE BASED VESTING. The Grantee shall vest in a percentage of shares of Performance Stock corresponding to SunTrust’s attainment of the Performance Level, as set forth in the table below, on December 31, 2011 (the “Vesting Date”); provided, that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date. Shares of Performance Stock may vest prior to the Vesting Date in accordance with the provisions of § 4 or § 5.

Performance Level	SunTrust’s TSR Percentile on the Vesting Date	Percentage of Shares of Performance Stock That Vest
Maximum	75th TSR Percentile	100%
Target	50th TSR Percentile	66 2/3%
Threshold	25th TSR Percentile	33 1/3%
Below Threshold	Below 25th TSR Percentile	0%

The percentage of shares of Performance Stock that vest if SunTrust’s TSR Percentile on the Vesting Date is between the “Threshold” and “Target” or between the “Target” and “Maximum” Performance Levels shall be determined by linear interpolation. The Committee shall determine the number of shares of Performance Stock that shall vest by multiplying the “Percentage of Shares of Performance Stock That Vest,” set forth above, by the number of shares of Performance Stock granted under this Stock Agreement.

§ 4. ACCELERATED VESTING: CHANGE IN CONTROL. In the event a Change in Control occurs prior to the Vesting Date and on or prior to any vesting date set forth in § 5, upon the earlier of: (a) the Vesting Date, provided that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date; or (b) the date of the Grantee’s termination of employment with SunTrust and its Subsidiaries as a result of: (i) an involuntary termination by SunTrust that does not constitute a Termination for Cause; (ii) the Grantee’s death or Disability; or (iii) a voluntary termination by the Grantee as a result of Retirement or a Termination for Good Reason; the following number of shares of Performance Stock not previously vested shall vest: (A) the number of shares of Performance Stock that would have vested (if any) if the Performance Period ended on the date of the Change in Control (based on the actual Performance Level achieved through the date of the Change in Control) multiplied by a fraction, the numerator of which shall be the number of days from the Grant Date

TERMS AND CONDITIONS

PERFORMANCE STOCK AGREEMENT

through the date of such Change in Control, and the denominator of which shall be the total number of days in the original Performance Period; plus (B) the number of shares of Performance Stock that would have vested assuming SunTrust’s achievement of the Target Performance Level multiplied by a fraction, the numerator of which shall be the number of days from the date of such Change in Control through the last day of the original Performance Period, and the denominator of which shall be the total number of days in the original Performance Period. In the event of such Change in Control, any shares of Performance Stock subject to this Stock Agreement that do not vest pursuant to this § 4 shall terminate and be completely forfeited on the earlier of the Vesting Date or the date of termination of the Grantee’s employment.

Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement on the date of a Change in Control that provides for more generous vesting of the shares of Performance Stock, such vesting provisions of the Change in Control Agreement shall govern.

§ 5. TERMINATION OF EMPLOYMENT.

(a) If prior to the Vesting Date and the date of a Change in Control, the Grantee’s employment with SunTrust and its Subsidiaries terminates for any reason other than those described in § 5(b), § 5(c) or § 5(d), then any shares of Performance Stock subject to this Stock Agreement that are not then vested shall terminate and be completely forfeited on the date of such termination of the Grantee’s employment. Notwithstanding anything in § 5 to the contrary, if the Grantee is Terminated for Cause from SunTrust and its Subsidiaries, any shares of Performance Stock which have not vested and become nonforfeitable prior to the effective date of such termination will immediately and automatically without any action on the part of the Grantee or SunTrust, be forfeited by the Grantee.

(b) If the Grantee’s employment with SunTrust terminates prior to the Vesting Date and the date of a Change in Control, as a result of the Grantee’s (i) death, or (ii) Disability, then shares of Performance Stock not previously vested may vest immediately on the date of such termination. The number of shares, if any, that vests will be based on the number of shares of Performance Stock that would have vested (if any) if the Performance Period ended on such date (based on the actual Performance Level achieved (or the Target Performance Level, if such termination occurs less than one (1) year after the Grant Date)). In the event of such termination, any shares of Performance Stock subject to this Stock Agreement that do not vest pursuant to this § 5(b) shall terminate and be completely forfeited on such date.

(c) If the Grantee’s employment with SunTrust is involuntarily terminated prior to the Vesting Date and the date of a Change in Control, by reason of a reduction in force which results in the Grantee’s eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, then a pro-rata number of shares of Performance Stock shall be vested at the end of the Performance Period, if any, based on the Grantee’s service completed from the Grant Date through the date of such termination of the Grantee’s employment.

(d) If the Grantee’s employment with SunTrust terminates prior to the Vesting Date and the date of a Change in Control, as a result of the Grantee’s Retirement, then a pro-rata number of shares of Performance Stock shall be vested on the last day of the Performance Period, if any, based on the Grantee’s service completed from the Grant Date through the date of such Grantee’s actual retirement date.

(e) For purposes of § 5(c) or 5(d) above, the pro-rata number of shares of Performance Stock vesting shall equal the product of: (i) the number of shares of Performance Stock that would have vested based on the actual Performance Level achieved as of the Vesting Date; multiplied by (ii) a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination of employment, and the denominator of which is equal to the number of days in the Performance Period. In the event of such pro-rata vesting described above, any shares of Performance Stock subject to this Stock Agreement that do not vest pursuant to this § 5(e) shall terminate and be completely forfeited on such date.

TERMS AND CONDITIONS

PERFORMANCE STOCK AGREEMENT

§ 6. GRANTEE’S RIGHTS DURING RESTRICTED PERIOD.

(a) During any period when the shares of Performance Stock are forfeitable, the Grantee may generally exercise all the rights, powers, and privileges of a shareholder with respect to the shares of Performance Stock, including the right to vote such shares; provided, however, all regular or extraordinary dividends declared on unvested shares of Performance Stock shall be treated as reinvested in additional shares of Stock and paid to the Grantee, only to the extent such shares of Performance Stock subsequently vest, such payment shall be made as soon as practicable after the date of vesting but not later than the March 15 of the first year following such date.

(b) No rights granted under the Plan or this Stock Agreement and no shares issued pursuant to this grant shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such shares has become fully vested.

§ 7. DELIVERY OF VESTED SHARES.

(a) Shares of Performance Stock that have vested in accordance with § 3, § 4 or § 5 shall be delivered (via certificate or such other method as the Committee determines) to the Grantee as soon as practicable after vesting occurs; provided, however, no fractional shares shall be issued.

(b) By accepting shares of Performance Stock, the Grantee agrees not to sell shares at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares subject to this Stock Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to deliver (via certificate or such other method as the Committee determines) any shares to the Grantee for which the Grantee refuses to provide an appropriate statement.

(c) To the extent that the Grantee does not vest in any shares of Performance Stock, all interest in such shares shall be forfeited. The Grantee has no right or interest in any share of Performance Stock or related dividend that is forfeited.

§ 8. WITHHOLDING.

(a) Upon the vesting of any shares of Performance Stock, the Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of the vesting. Alternatively, if the Grantee makes a proper Code Section 83(b) election, the Grantee must notify SunTrust in accordance with the requirements of Section 83(b) of the Code and promptly pay to SunTrust the applicable federal, state, and local withholding taxes due with respect to the shares of Performance Stock subject to the election.

(b) The Committee shall have the right to reduce the number of shares of Stock delivered (via certificate or such other method as the Committee determines) to the Grantee to satisfy the minimum applicable tax withholding requirements, and the Grantee shall have the right (absent any such action by the Committee and subject to satisfying the requirements under Rule 16b-3) to elect that the minimum applicable tax withholding requirements be satisfied through a reduction in the number of shares of Stock delivered (via certificate or such other method as the Committee determines) to him.

§ 9. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Stock Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

§ 10. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Stock Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

TERMS AND CONDITIONS

PERFORMANCE STOCK AGREEMENT

§ 11. MISCELLANEOUS.

(a) This Stock Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Stock Agreement.

(b) The Plan and this Stock Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Stock Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(d) If one or more of the provisions of this Stock Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Stock Agreement to be construed so as to foster the intent of this Stock Agreement and the Plan.

(e) This Stock Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Stock Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

TERMS AND CONDITIONS

PERFORMANCE STOCK AGREEMENT

APPENDIX A

Peer Group - 24 Companies

Company Name

1	JPMorgan Chase & Co.
2	Citigroup Inc.
3	Bank of America Corporation
4	Wells Fargo & Company (Proforma including WB)
5	Goldman Sachs Group, Inc.
6	Morgan Stanley
7	PNC Financial Services Group, Inc. (Proforma including NCC)
8	State Street Corporation
9	Bank of New York Mellon Corporation
10	U.S. Bancorp
11	Capital One Financial Corporation
12	Regions Financial Corporation
13	BB&T Corporation
14	Fifth Third Bancorp
15	KeyCorp
16	Northern Trust Corporation
17	M&T Bank Corporation
18	Comerica Incorporated
19	Marshall & Ilsley Corporation
20	Huntington Bancshares Incorporated
21	Zions Bancorporation
22	Popular, Inc.
23	Synovus Financial Corp.
24	First Horizon National Corporation